Exhibit 99.1

Walker & Dunlop Reports

First Quarter 2014 Results

FIRST QUARTER 2014 HIGHLIGHTS

•	Loan origination volume of $1.6 billion

•	Adjusted EBITDA[1] of $19.8 million

•	Total revenues of $64.8 million

•	Net income of $7.1 million, or $0.21 per diluted share

•	Servicing portfolio of $38.9 billion at March 31, 2014

•	Repurchased 2,450,451 shares of our common stock

Bethesda, MD – May 8, 2014 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today total revenues for the first quarter were $64.8 million, a 6% decrease from $69.2 million for the first quarter 2013. The decrease in total revenues was driven by a 9% decrease in loan origination volume, partially offset by a 10% increase in servicing fees and an increase in interest income from loans originated for our balance sheet. Adjusted net income for the first quarter 2014, which excludes certain items2, decreased 12% to $7.5 million, or $0.22 per diluted share, from $8.5 million, or $0.25 per diluted share for the first quarter 2013. GAAP net income for the first quarter 2014 decreased to $7.1 million, or $0.21 per diluted share, from $7.7 million, or $0.23 per diluted share for the first quarter 2013. Adjusted EBITDA for the first quarter 2014 was $19.8 million compared to $13.8 million for the first quarter 2013, a 44% increase.

“A year ago, Walker & Dunlop exited the first quarter having originated 74% of our loans for Fannie Mae and Freddie Mac in the midst of a rapidly changing regulatory environment. After dramatically growing new business lines, cutting costs, and transforming our business, the percentage of loan originations with Fannie and Freddie dropped to 52% in the first quarter of 2014, yet we produced very similar financial results. The diversification of our lending platform from a predominantly GSE-focused multifamily lender to a significantly broader commercial real estate finance firm that delivers consistent financial results sets this firm up for significant growth and profitability going forward,” commented Willy Walker, Walker & Dunlop’s Chairman and Chief Executive Officer. “We saw sustained growth quarter-on-quarter in our brokerage, HUD, on-balance sheet lending, and servicing operations, and despite a slow start to the quarter, we saw financing activity pick up significantly at the end of the first quarter, and have a very healthy pipeline across all of our lending products moving into the second quarter. This growth, along with significant cost cutting, produced adjusted EBITDA growth of 44% over the first quarter of 2013.

“Beyond the significant growth in brokerage, HUD, and on-balance sheet lending, we officially launched our CMBS platform during the first quarter. This venture is very well positioned to provide first-trust and mezzanine financing on all commercial real estate property types across the country. We also put the proceeds of our $175 million debt offering, completed in late December, to use by buying back 2.5 million shares of Walker & Dunlop stock and increasing loans held on our balance sheet from $9.5 million at the end of the first quarter 2013 to $185.6 million at the end of the first quarter 2014. Finally, we opened a new loan origination office in Tampa, Florida, and will continue to invest in our loan origination platform going forward.”

OPERATING RESULTS

LOAN ORIGINATIONS were $1.6 billion for the first quarter 2014 compared to $1.7 billion for the first quarter 2013, a 9% decrease. Loan originations with Fannie Mae and Freddie Mac declined by 35% and totaled 52% of originations for the first quarter 2014 compared to 74% of originations for the first quarter 2013. HUD volumes grew 75% over the first quarter 2013 and represented 16% of total originations compared to 9% for the first quarter 2013. Brokered originations grew 36% over the first quarter 2013 and represented 26% of the quarter’s volume compared to 18% for the first quarter 2013. Interim lending comprised 5% of loan originations during the first quarter 2014 compared to zero in first quarter 2013.

TOTAL REVENUES were $64.8 million for the first quarter 2014 compared to $69.2 million for the first quarter 2013, a 6% decrease. The decrease was driven by a 9% decline in loan origination volumes, partially offset by an increase in interest income on loans originated for our balance sheet and a 10% increase in servicing fees. In the first quarter 2014 other revenues increased 41% over the first quarter 2013 due to $1.5 million in prepayment fee income and the opportunistic sale of servicing on two defaulted HUD loans which contributed $0.6 million to total revenues.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the first quarter 2014 were $34.6 million compared to $42.9 million for the first quarter 2013, a 19% decrease. LOAN ORIGINATION FEES were $20.7 million for the first quarter 2014 compared to $22.3 million for the first quarter 2013, a 7% decrease, directly correlated to lower origination volumes. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $13.9 million for the first quarter 2014 compared to $20.7 million for the first quarter 2013, a 33% decrease, driven predominantly by the 35% decrease in Fannie Mae and Freddie Mac volumes.

TOTAL EXPENSES were $52.9 million for the first quarter 2014 compared to $56.9 million for the first quarter 2013, a 7% decrease. Adjusted total expenses2 were $52.4 million for the first quarter 2014 compared to $55.6 million for the first quarter 2013, a 6% decrease. The decrease in adjusted total expenses was due to a decrease in personnel expenses and the general corporate expense reductions. Personnel expense for the first quarter 2014 was $24.5 million, a decrease of 13% from $28.3 million for the first quarter 2013, primarily as a result of lower commissions paid during the quarter and the headcount reduction implemented during the latter part of 2013. These cost savings were partially offset by an increase in corporate debt expense as the first quarter 2014 was the first full quarter of interest payments on our $175 million senior secured term loan, resulting in a 166% increase in corporate debt expense over the first quarter 2013.

ADJUSTED INCOME FROM OPERATIONS2 was $12.4 million for the first quarter 2014, a decrease of 9% over the prior year, resulting in a 19% ADJUSTED OPERATING MARGIN2 compared to 20% for the same period last year. GAAP INCOME FROM OPERATIONS was $11.9 million for the first quarter 2014, a decrease of 3% over the prior year, resulting in a GAAP OPERATING MARGIN of 18%, unchanged from the first quarter 2013.

ADJUSTED EBITDA was $19.8 million for the first quarter 2014 compared to $13.8 million in the prior year, a 44% increase, primarily due to the increase in servicing fee income, increased warehouse interest income from on-balance sheet loans, and the benefit of the reduced compensation related costs year-over-year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $38.9 billion at March 31, 2014, a 6% increase from $36.8 billion at March 31, 2013.

SERVICING FEES were $23.3 million for the first quarter 2014 compared to $21.1 million for the first quarter 2013, a 10% increase.

The WEIGHTED AVERAGE SERVICING FEE at March 31, 2014 remained unchanged at 24 basis points from March 31, 2013.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $15.1 billion at March 31, 2014 compared to $14.0 billion at March 31, 2013.

The Company’s at risk servicing portfolio continues to demonstrate strong credit performance, as exemplified by the following credit metrics:

60+ DAY DELINQUENCIES were zero at March 31, 2014, unchanged from March 31, 2013.

PROVISION FOR CREDIT LOSSES associated with the at risk servicing portfolio for the first quarter 2014 was a benefit of $0.3 million compared to the first quarter 2013 expense of $0.4 million.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $185.6 million at March 31, 2014 compared to $9.5 million at March 31, 2013. Although all of our interim loans are current and performing as expected, the Company provided a general reserve for potential losses of $0.2 million in the first quarter 2014.

NET WRITE-OFFS for the first quarter 2014 were $1.4 million, or one basis point of the March 31, 2014 at risk servicing portfolio, compared to zero for the first quarter 2013. Net write-offs represent the cash settlement of the Company’s guaranty obligations related to losses provided for in prior periods.

[1]	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metrics Reconciliation to GAAP.”

[2]	The amortization of customer contracts acquired from CWCapital is not reflective of our ongoing operations and has been excluded to facilitate a comparison of our period over period results. For details of this adjustment, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metrics Reconciliation to GAAP.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, May 8, 2014 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1906 from within the United States or (785) 424-1825 from outside the United States and are asked to reference the Conference ID: WDQ114. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time May 8, 2014 through May 22, 2014. Please call (800) 688-4915 from the United States or (402) 220-1319 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Proprietary Capital group develops new financial products and provides institutional advisory, asset management, and investment management services with respect to debt and equity, including bridge financing. Walker & Dunlop, LLC has more than 400 employees located in offices nationwide. For more information about the Company, please visit www.walkerdunlop.com or follow us on Twitter at @Walkerdunlop.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes certain expenses that are not reflective of our ongoing operations: adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin. These supplemental measures exclude the amortization of customer contracts acquired from CWCapital.

In addition, the Company presents adjusted EBITDA which is not a recognized measurement under GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, GAAP net income. Adjusted EBITDA represents GAAP net income before income taxes, interest expense on our term loan facility, depreciation and amortization, provision for credit losses, net of write-offs, stock based incentive compensation charges, and removes the benefit of non-cash revenues such as gains attributable to MSRs. In addition, adjusted EBITDA further excludes the impact of the aforementioned amortization of customer contracts. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges, that are used to determine compliance with financial covenants.

The Company believes that adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because the amortization of customer contracts is not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2014 and December 31, 2013

(In thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$63,249	$170,563
Restricted cash	8,947	5,427
Pledged securities, at fair value	52,901	49,651
Loans held for sale, at fair value	361,108	281,477
Loans held for investment, net	185,631	134,656
Servicing fees and other receivables, net	23,811	27,592
Derivative assets	14,216	19,563
Mortgage servicing rights	347,976	353,024
Goodwill and other intangible assets	61,250	61,777
Other assets	22,469	25,236

Total assets	$1,141,558	$1,128,966

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other liabilities	$125,896	$143,452
Performance deposits from borrowers	8,633	5,234
Derivative liabilities	657	222
Guaranty obligation, net of accumulated amortization	22,909	23,489
Allowance for risk-sharing obligations	5,662	7,363
Warehouse notes payable	427,413	373,107
Note payable	172,885	173,258

Total liabilities	$764,055	$726,125

Stockholders’ Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 31,591,273 and 33,999,551 shares at March 31, 2014 and 2013, respectively	316	340
Additional paid-in capital	212,496	244,954
Retained earnings	164,691	157,547

Total stockholders’ equity	$377,503	$402,841

Commitments and contingencies	—	—

Total liabilities and stockholders’ equity	$1,141,558	$1,128,966

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

Unaudited

	For the three months ended March 31,
	2014	2013
Revenues
Gains from mortgage banking activities	$34,586	$42,931
Servicing fees	23,343	21,141
Net warehouse interest income	2,236	1,623
Escrow earnings and other interest income	1,075	942
Other	3,593	2,548

Total revenues	$64,833	$69,185

Expenses
Personnel	$24,535	$28,283
Amortization and depreciation	18,459	18,552
Provision for credit losses	(171)	401
Interest expense on corporate debt	2,573	968
Other operating expenses	7,527	8,651

Total expenses	$52,923	$56,855

Income from operations	$11,910	$12,330
Income tax expense	4,766	4,604

Net income	$7,144	$7,726

Basic earnings per share	$0.21	$0.23

Diluted earnings per share	$0.21	$0.23

Basic weighted average shares outstanding	33,548,136	33,570,130

Diluted weighted average shares outstanding	33,859,348	34,156,760

Operating Data

Unaudited

	For the three months ended March 31,
(Dollars in thousands)	2014	2013
Origination Data:
Origination Volumes by Investor
Fannie Mae	$459,281	$762,973
Freddie Mac	368,437	514,595
Ginnie Mae - HUD	257,783	147,433
Brokered (1)	415,825	306,351
Interim Loans	81,250	—

Total	$1,582,576	$1,731,352

Key Metrics (as a percentage of total revenues):
Personnel expenses	38%	41%
Other operating expenses	12%	13%
Total expenses	82%	82%
Adjusted total expenses (2)	81%	80%
Operating margin	18%	18%
Adjusted operating margin (2)	19%	20%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.31%	1.29%
Fair value of MSRs created, net	0.88%	1.19%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (3)	1.28%	1.45%

	As of March 31,
	2014	2013
Servicing Portfolio by Type:
Fannie Mae	$19,046,644	$19,259,656
Freddie Mac	10,472,763	9,602,557
Ginnie Mae - HUD	5,099,601	4,630,452
Brokered (1)	4,102,707	3,267,855
Interim Loans	187,150	—

Total	$38,908,865	$36,760,520

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.24%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	This is a non-GAAP financial measure. For more information on our non-GAAP financial measures, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan program originations.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

Unaudited

	For the three months ended March 31,
(in thousands, except per share amounts)	2014	2013
Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$7,144	$7,726
Shares (1)	33,859	34,157

GAAP diluted earnings per share	$0.21	$0.23

GAAP net income	$7,144	$7,726
Adjustments:
Amortization of intangibles	509	1,278
Income tax impact of adjustments	(195)	(497)

Adjusted net income	$7,458	$8,507
Shares (1)	33,859	34,157

Adjusted diluted earnings per share	$0.22	$0.25

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$11,910	$12,330
Total revenues	64,833	69,185

GAAP operating margin	18%	18%

GAAP income from operations	$11,910	$12,330
Adjustments:
Amortization of intangibles	509	1,278

Adjusted income from operations	$12,419	$13,608
Total revenues	64,833	69,185

Adjusted operating margin	19%	20%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$52,923	$56,855
Adjustments:
Amortization of intangibles	(509)	(1,278)

Adjusted total expenses	$52,414	$55,577

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP (continued)

Unaudited

	For the three months ended March 31,
	2014	2013
Reconciliation of GAAP Net Income to Adjusted EBITDA
GAAP net income	$7,144	$7,726
Recurring Adjustments:
Income tax expense	4,766	4,604
Interest expense	2,573	968
Amortization and depreciation	18,459	18,552
Provision for credit losses	(171)	401
Net write-offs	(1,361)	—
Stock compensation expense	2,271	2,198
Gains attributable to mortgage servicing rights (2)	(13,888)	(20,671)

Adjusted EBITDA	$19,793	$13,778

(1):	Diluted weighted average shares outstanding.
(2):	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended March 31,
(Dollars in thousands)	2014	2013
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$13,179,100	$12,192,313
Fannie Mae Modified Risk	4,291,304	3,879,856
Freddie Mac Modified Risk	68,553	68,906
GNMA/HUD Full Risk	4,830	4,958

Total risk-sharing servicing portfolio	$17,543,787	$16,146,033

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$1,576,240	$3,187,487
Freddie Mac No Risk	10,404,210	9,533,651
GNMA/HUD No Risk	5,094,771	4,625,494
Brokered	4,102,707	3,258,355

Total non risk-sharing servicing portfolio	$21,177,928	$20,604,987

Total loans serviced for others	$38,721,715	$36,751,020

Interim loans (full risk) servicing portfolio	$187,150	$9,500

Total servicing portfolio unpaid principal balance	$38,908,865	$36,760,520

At risk servicing portfolio (1)	$15,079,283	$14,025,459
Maximum exposure to at risk portfolio (2)	3,673,700	2,805,094
60+ Day delinquencies, within at risk portfolio	—	—
At risk loan balances associated with allowance for risk-sharing obligations	$36,036	$134,376

Allowance for risk-sharing obligations:
Beginning balance	$7,363	$15,670
Provision for risk-sharing obligations	(340)	401
Net write-offs	(1,361)	—

Ending balance	$5,662	$16,071

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.04%	0.11%
Net write-offs as a percentage of the at risk portfolio	0.01%	0.00%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	15.71%	11.96%
Allowance for risk-sharing as a percentage of maximum exposure	0.15%	0.57%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.78%	1.37%

(1)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.